Exhibit 99.1

Newell Rubbermaid Announces Strong Fourth Quarter and Full Year Results
» 3.3% Core Sales Growth and Normalized EPS of $0.49
» 4.1% Net Sales Growth and Reported EPS of $0.19
» 2015 Guidance Revised to Reflect Improved Core Sales Outlook and Negative Impact of Foreign Currency

Fourth Quarter Executive Summary
» 3.3 percent core sales growth, excluding foreign currency and the impact of acquisitions; 4.1 percent net sales growth including a 400 basis point contribution from acquisitions
» Full year core sales growth of 3.0 percent; 2.1 percent full year net sales growth
» 37.7 percent normalized gross margin, a 70 basis point improvement compared to the prior year; 37.6 percent reported gross margin, a 60 basis point improvement compared to the prior year

»    13.4 percent normalized operating margin, a 120 basis point improvement compared to the prior year; 7.4 percent reported operating margin, a 330 basis point decline compared to prior year due to a $65.4 million non-cash pension settlement charge in 2014

»    $0.49 normalized EPS compared to $0.46 in the prior year, a 6.5 percent increase despite significantly increased advertising investment; $0.19 reported EPS compared to $0.41 in the prior year driven by the $65.4 million non-cash pension settlement charge

» Full year normalized EPS of $2.00 compared to $1.82 in the prior year; $1.35 reported EPS compared to $1.63 in the prior year
» Repurchased 2.8 million shares at a cost of $100.6 million
» Completed acquisitions of bubba brands, inc. and Baby Jogger Holdings, Inc.
» Announced $200 million expansion and extension of Project Renewal through the end of 2017; cumulative annualized savings over total project expected to be $470 to $525 million
» Announced expansion of on-going share repurchase program to repurchase up to an additional $500 million in outstanding shares through the end of 2017

ATLANTA, January 30, 2015 - Newell Rubbermaid (NYSE: NWL) today announced its fourth quarter 2014 financial results.

“We are pleased to have finished the year with a strong set of fourth quarter results. Core sales grew 3.3 percent, or nearly 4 percent when adjusted for timing shifts related to SAP implementation and our third quarter distribution center transition,” said Michael Polk, President and Chief Executive Officer. “Our Win Bigger businesses grew core sales 6.4 percent in response to strengthened innovation and increased marketing investment, while our Baby core sales returned to growth despite continued exits in Europe.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

We have simultaneously made very good progress on margins which, when coupled with our topline performance, resulted in fourth quarter earnings ahead of consensus and full year normalized EPS growth of nearly 10 percent.

“As we enter 2015, the sustained momentum in our Win Bigger businesses and the return to growth in Baby gives us confidence to raise our full year guidance on core sales growth to 3.5 percent to 4.5 percent. Our growth momentum is building driven by a terrific pipeline of new innovations, our plans to increase marketing investment again, and the sustained strong performance of our recent acquisitions. While deteriorating foreign exchange rates have caused us to moderate our normalized earnings per share guidance for 2015 to $2.10 to $2.18, at the mid-point of the range our revised outlook represents high single digit earnings growth and strong double-digit growth on a currency neutral basis.”

Fourth Quarter 2014 Operating Results

Net sales in the fourth quarter were $1.53 billion compared with $1.47 billion in the prior year. Core sales grew 3.3 percent, excluding 320 basis points of negative foreign currency impact and a 400 basis point contribution from acquisitions.

Reported gross margin was 37.6 percent, a 60 basis point improvement versus prior year.

Normalized gross margin was 37.7 percent, a 70 basis point improvement versus prior year, as benefits from productivity, pricing and favorable segment mix more than offset input cost inflation and the impact of negative foreign currency.

Fourth quarter reported operating margin was 7.4 percent compared with 10.7 percent in the prior year. Reported operating income was $113.5 million compared with $157.4 million in the prior year.

Normalized operating margin of 13.4 percent was a 120 basis point improvement compared with the prior year’s 12.2 percent, even with a 60 basis point increase in advertising and promotion support. Normalized operating income was $204.6 million compared with the prior year’s $179.4 million.

The reported tax rate for the quarter was 17.4 percent compared with 18.0 percent in the prior year. The normalized tax rate was 26.5 percent compared with 19.1 percent in the prior year.

Normalized net income was $135.3 million, compared with $132.5 million in the prior year. Normalized diluted earnings per share were $0.49, an increase of 6.5 percent versus $0.46 in the prior year. The improvement was attributable to increased core sales, gross margin expansion, contribution from acquisitions, and the positive impact of fewer outstanding shares, partially offset by a higher tax rate, negative foreign currency impacts and a significant increase in advertising and promotion support.

Reported diluted earnings per share were $0.19, compared with the prior year’s $0.41 per diluted share. Reported net income was $52.0 million, compared with $117.3 million in the prior year. The year over year decline in reported diluted earnings per share was attributable to a $65.4 million non-cash pension settlement charge associated with a voluntary offer to certain pension plan participants, a loss on extinguishment of debt, and a significant increase in advertising and promotion support, partially offset by increased core sales, gross margin expansion, lower restructuring costs, contribution from acquisitions and the positive impact of fewer outstanding shares.

Operating cash flow was $290.8 million compared with $304.2 million in the prior year period.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

Fourth Quarter 2014 Operating Segment Results

Writing net sales for the fourth quarter were $418.2 million, flat compared to prior year. Core sales increased 5.7 percent driven by increased advertising and promotion support, strong innovation and positive pricing in Latin America. Approximately $15.0 million in core sales was shifted forward to the third quarter in anticipation of the company’s October SAP implementation in Mexico and Venezuela. Adjusting for the SAP-related timing shift, Writing core sales grew 9.3 percent. Normalized operating income was $103.2 million compared with $92.3 million in the prior year. Normalized operating margin was 24.7 percent compared with 22.1 percent in the prior year as a result of strong productivity, disciplined cost management and a shift in the timing of advertising and promotion spending.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Home Solutions net sales were $458.6 million, a 10.8 percent increase compared to the prior year. The Ignite Holdings, LLC and bubba brands, inc. acquisitions contributed net sales of $55.5 million. Core sales declined 1.8 percent, as pricing and innovation were more than offset by planned declines on certain lower margin Rubbermaid product lines. Normalized operating income was $60.7 million versus $57.4 million in the prior year. Normalized operating margin decreased 70 basis points to 13.2 percent of sales as a result of inflation, the negative impact of foreign currency and increased advertising and promotion spending.

Tools net sales were $227.3 million, a 3.0 percent increase compared to the prior year. Core sales increased 7.5 percent driven by double-digit growth in Latin America related to strong innovation and new distribution and good growth in North America. North American core sales growth was partially due to a timing shift from the third quarter to the fourth quarter as a result of a third quarter distribution center transition. Adjusting for the distribution center transition timing shift, Tools core sales grew 4.9 percent. Normalized operating income was $21.5 million versus $19.0 million in the prior year. Normalized operating margin was 9.5 percent of sales compared with 8.6 percent of sales in the prior year. The improvement in operating margin was primarily driven by positive pricing in Latin America and disciplined overhead management, partially offset by an increase in advertising and promotion spending.

Commercial Products net sales were $213.0 million, a 5.0 percent increase compared to the prior year. Core sales increased 6.7 percent driven by innovation, pricing, and strong volume growth in North America, Brazil, and China. Normalized operating income was $24.2 million compared to $15.5 million in the prior year. Normalized operating margin was 11.4 percent of sales, compared with 7.6 percent of sales in the prior year. The increase in operating margin reflects the benefits of productivity, pricing and disciplined overhead management, partially offset by an increase in advertising spending.

Baby & Parenting net sales were $208.9 million, a 0.2 percent decline compared to the prior year. Core sales grew 0.7 percent driven by continuing sequential improvement of results in North America and volume growth in China, partially offset by planned product line exits in Europe and continued competition in Japan. The acquisition of Baby Jogger contributed net sales of $4.4 million. Normalized operating income was $17.3 million compared to $19.6 million in the prior year. Normalized operating income was 8.3 percent of sales compared with 9.4 percent of sales in the prior year. The decrease in normalized operating margin was due to increased advertising and promotion, unfavorable geographic mix and the impact of negative foreign currency.

Full Year Results

Net sales for the full year ended December 31, 2014 were $5.73 billion, an increase of 2.1 percent compared with $5.61 billion in the prior year. Core sales increased 3.0 percent for the full year, despite the 40 basis point negative impact of exiting approximately $25 million of EMEA business.

Gross margin was 38.5 percent. Normalized gross margin was 38.8 percent, an increase of 90 basis points versus prior year.

Normalized operating margin increased 40 basis points to 13.8 percent compared to 13.4 percent in the prior year, driven by pricing, productivity and favorable mix, partially offset by adverse foreign currency and a significant increase in advertising. Reported operating margin declined 40 basis points to 10.6 percent due to the non-cash pension settlement charge of $65.4 million.

Reported net income was $377.8 million as compared with $474.6 million in the prior year. Reported EPS was $1.35 per diluted share as compared with $1.63 per diluted share in the prior year.

Normalized earnings were $2.00 per diluted share compared with $1.82 per diluted share in the prior year, an increase of 9.9 percent.

Operating cash flow was $634.1 million during 2014 compared with $605.2 million in the prior year.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

2015 Full Year Outlook

Newell Rubbermaid revised its 2015 full year core sales growth and normalized EPS guidance metrics to reflect an improved outlook for core sales growth and the negative impact of changes in foreign currency conditions. The revised guidance is as follows:

Core sales growth	3.5% to 4.5%
Currency impact	(4.0%) to (5.0%)
Impact of acquisitions	3.5% to 4.5%
Net sales growth	3.0% to 4.0%
Normalized EPS	$2.10 to $2.18

The company now expects foreign exchange to have a negative impact of about $0.31 to $0.33 per diluted share on normalized EPS in 2015.

The 2015 normalized EPS guidance range excludes between $80 and $120 million of Project Renewal restructuring and restructuring-related charges and other project costs. (A reconciliation of “expected reported” results to “normalized” results is included below.)

Cumulative costs of Project Renewal are expected to be $540 to $575 million pretax, with cash costs of $510 to $540 million. Project Renewal is expected to generate annualized cost savings of approximately $470 to $525 million by the end of 2017. The majority of these savings will be reinvested in incremental advertising and promotion in order to drive accelerated core sales growth and further geographic expansion in developing markets around the world. The company is currently on track to realize annualized cost savings from the first two phases of Project Renewal of approximately $270 to $325 million by the middle of 2015.

A reconciliation of the 2015 earnings outlook is as follows:

FY 2015
Diluted earnings per share	$1.82 to $1.90
Restructuring, restructuring-related and other project costs	0.21 to 0.35
Normalized EPS	$2.10 to $2.18

Conference Call
The company’s fourth quarter 2014 earnings conference call will be held today, January 30, 2015, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s Web site under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts, with the difference in these two amounts being the impact on core sales related to foreign currency, and the difference between the change in as reported sales and the change in core sales related to foreign currency reported as the currency impact.  The company’s management believes that providing adjusted core sales excluding the impacts of timing shifts related to implementations of SAP and other events is useful in that it helps investors better understand underlying business trends. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share and “normalized” tax rates, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, asset devaluations resulting from the adoption and continued use of the SICAD I Venezuelan Bolivar exchange rate and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company also uses core sales, normalized gross margin and normalized earnings per share as the three performance criteria in its management cash bonus plan.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.
While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2014 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Contigo®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica®, Baby Jogger® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	Nicole Quinlan
Vice President, Investor Relations	Senior Manager, Global Communications
(770) 418-7723	(770) 418-7251

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, product recalls, expected benefits and financial results from recently completed acquisitions and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; product liability, product recalls or regulatory actions (including any fines or penalties resulting from governmental investigations into the circumstances related thereto); our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, and Exhibit 99.1 thereto. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,
			YOY
	2014	2013	% Change

Net sales	$1,526.0	$1,465.3	4.1%
Cost of products sold	951.9	923.6

GROSS MARGIN	574.1	541.7	6.0%
% of sales	37.6%	37.0%

Selling, general & administrative expenses	385.6	371.7	3.7%
% of sales	25.3%	25.4%

Pension settlement charge	65.4	—
Restructuring costs	9.6	12.6
OPERATING INCOME	113.5	157.4	(27.9)%
% of sales	7.4%	10.7%

Nonoperating expenses:
Interest expense, net	16.7	15.0
Loss on extinguishment of debt	33.2	—
Other expense, net	3.9	0.6
	53.8	15.6	244.9%

INCOME BEFORE INCOME TAXES	59.7	141.8	(57.9)%
% of sales	3.9%	9.7%

Income taxes	10.4	25.5	(59.2)%
Effective rate	17.4%	18.0%

NET INCOME FROM CONTINUING OPERATIONS	49.3	116.3	(57.6)%
% of sales	3.2%	7.9%

Income from discontinued operations, net of tax	2.7	1.0

NET INCOME	$52.0	$117.3	(55.7)%
	3.4%	8.0%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.18	$0.41
Income from discontinued operations	$0.01	$—
Net income	$0.19	$0.41

Diluted
Income from continuing operations	$0.18	$0.41
Income from discontinued operations	$0.01	$—
Net income	$0.19	$0.41

AVERAGE SHARES OUTSTANDING:
Basic	272.7	283.4
Diluted	275.6	286.7

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Year Ended December 31,
			YOY
	2014	2013	% Change

Net sales	$5,727.0	$5,607.0	2.1%
Cost of products sold	3,523.6	3,482.1

GROSS MARGIN	2,203.4	2,124.9	3.7%
% of sales	38.5%	37.9%

Selling, general & administrative expenses	1,480.5	1,399.5	5.8%
% of sales	25.9%	25.0%

Pension settlement charge	65.4	—
Restructuring costs	52.8	110.3
OPERATING INCOME	604.7	615.1	(1.7)%
% of sales	10.6%	11.0%

Nonoperating expenses:
Interest expense, net	60.4	60.3
Loss on extinguishment of debt	33.2	—
Other expense, net	49.0	18.5
	142.6	78.8	81.0%

INCOME BEFORE INCOME TAXES	462.1	536.3	(13.8)%
% of sales	8.1%	9.6%

Income taxes	89.1	120.0	(25.8)%
Effective rate	19.3%	22.4%

NET INCOME FROM CONTINUING OPERATIONS	373.0	416.3	(10.4)%
% of sales	6.5%	7.4%

Income from discontinued operations, net of tax	4.8	58.3

NET INCOME	$377.8	$474.6	(20.4)%
	6.6%	8.5%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$1.35	$1.44
Income from discontinued operations	$0.02	$0.20
Net income	$1.37	$1.64

Diluted
Income from continuing operations	$1.34	$1.43
Income from discontinued operations	$0.02	$0.20
Net income	$1.35	$1.63

AVERAGE SHARES OUTSTANDING:
Basic	276.1	288.6
Diluted	278.9	291.8

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	December 31,	December 31,
Assets:	2014	2013

Cash and cash equivalents	$199.4	$226.3
Accounts receivable, net	1,248.2	1,105.1
Inventories, net	708.5	684.4
Deferred income taxes	156.6	134.4
Prepaid expenses and other	136.1	135.4

Total Current Assets	2,448.8	2,285.6

Property, plant and equipment, net	559.1	539.6
Goodwill	2,546.0	2,361.1
Other intangible assets, net	887.2	614.5
Other assets	262.2	268.9

Total Assets	$6,703.3	$6,069.7

Liabilities and Stockholders' Equity:

Accounts payable	$674.1	$558.9
Accrued compensation	159.9	167.3
Other accrued liabilities	659.3	703.5
Short-term debt	390.7	174.0
Current portion of long-term debt	6.7	0.8

Total Current Liabilities	1,890.7	1,604.5

Long-term debt	2,084.5	1,661.6
Other noncurrent liabilities	873.2	728.6

Stockholders' Equity - Parent	1,851.4	2,071.5
Stockholders' Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders' Equity	1,854.9	2,075.0

Total Liabilities and Stockholders' Equity	$6,703.3	$6,069.7

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Year Ended December 31,
	2014	2013
Operating Activities:
Net income	$377.8	$474.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156.1	158.9
Net gain from sale of discontinued operations, including impairments	(2.2)	(87.4)
Loss on extinguishment of debt	33.2	—
Non-cash restructuring costs	7.2	4.2
Deferred income taxes	39.3	88.6
Stock-based compensation expense	29.9	37.2
Pension settlement charge	65.4	—
Other, net	69.1	32.3
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(140.9)	(19.0)
Inventories	(28.2)	(61.6)
Accounts payable	87.3	59.0
Accrued liabilities and other	(59.9)	(81.6)
Net cash provided by operating activities	$634.1	$605.2

Investing Activities:
Proceeds from sale of discontinued operations and noncurrent assets	$19.0	$189.8
Acquisitions and acquisition-related activity	(602.3)	—
Capital expenditures	(161.9)	(138.2)
Other	(6.7)	1.8
Net cash (used in) provided by investing activities	$(751.9)	$53.4

Financing Activities:
Net short-term borrowings	$217.3	$(35.8)
Proceeds from issuance of debt, net of debt issuance costs	841.8	—
Payments on debt	(465.2)	—
Repurchase and retirement of shares of common stock	(363.2)	(470.0)
Cash dividends	(182.5)	(174.1)
Excess tax benefits related to stock-based compensation	10.6	15.8
Other, net	60.2	50.6
Net cash provided by (used in) financing activities	$119.0	$(613.5)

Currency rate effect on cash and cash equivalents	$(28.1)	$(2.6)

(Decrease) increase in cash and cash equivalents	$(26.9)	$42.5
Cash and cash equivalents at beginning of period	226.3	183.8
Cash and cash equivalents at end of period	$199.4	$226.3

Newell Rubbermaid Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2014					2013
		Reconciliation (1,2)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$348.2	$76.1	$—	$76.1	21.9%	$328.5	$60.6	$—	$60.6	18.4%	$19.7	6.0%	$15.5	25.6%
Home Solutions	316.4	26.8	—	26.8	8.5%	332.0	34.7	—	34.7	10.5%	(15.6)	(4.7)%	(7.9)	(22.8)%
Tools	187.8	21.4	—	21.4	11.4%	188.6	18.7	—	18.7	9.9%	(0.8)	(0.4)%	2.7	14.4%
Commercial Products	182.6	13.8	—	13.8	7.6%	183.1	21.6	—	21.6	11.8%	(0.5)	(0.3)%	(7.8)	(36.1)%
Baby & Parenting	179.3	5.4	11.0	16.4	9.1%	189.6	23.9	—	23.9	12.6%	(10.3)	(5.4)%	(7.5)	(31.4)%
Restructuring Costs	—	(12.0)	12.0	—		—	(34.4)	34.4	—		—		—
Corporate	—	(26.8)	7.7	(19.1)		—	(29.3)	6.6	(22.7)		—		3.6	15.9%
Total	$1,214.3	$104.7	$30.7	$135.4	11.2%	$1,221.8	$95.8	$41.0	$136.8	11.2%	$(7.5)	(0.6)%	$(1.4)	(1.0)%

	2014					2013
		Reconciliation (1,2,3)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q2:
Writing	$489.3	$129.1	$4.0	$133.1	27.2%	$464.5	$121.4	$—	$121.4	26.1%	$24.8	5.3%	$11.7	9.6%
Home Solutions	383.4	48.7	—	48.7	12.7%	391.5	53.9	—	53.9	13.8%	(8.1)	(2.1)%	(5.2)	(9.6)%
Tools	222.3	29.9	—	29.9	13.5%	198.0	18.3	—	18.3	9.2%	24.3	12.3%	11.6	63.4%
Commercial Products	223.5	36.2	—	36.2	16.2%	203.6	21.9	—	21.9	10.8%	19.9	9.8%	14.3	65.3%
Baby & Parenting	183.7	12.2	0.4	12.6	6.9%	196.2	23.8	—	23.8	12.1%	(12.5)	(6.4)%	(11.2)	(47.1)%
Restructuring Costs	—	(11.5)	11.5	—		—	(32.0)	32.0	—		—		—
Corporate	—	(31.3)	10.5	(20.8)		—	(23.9)	2.1	(21.8)		—		1.0	4.6%
Total	$1,502.2	$213.3	$26.4	$239.7	16.0%	$1,453.8	$183.4	$34.1	$217.5	15.0%	$48.4	3.3%	$22.2	10.2%

	2014					2013
		Reconciliation (1,2,3,4)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q3:
Writing	$453.2	$108.3	$1.1	$109.4	24.1%	$442.2	$107.9	$0.3	$108.2	24.5%	$11.0	2.5%	$1.2	1.1%
Home Solutions	417.0	60.9	3.1	64.0	15.3%	422.8	67.1	—	67.1	15.9%	(5.8)	(1.4)%	(3.1)	(4.6)%
Tools	214.8	22.1	1.4	23.5	10.9%	210.6	12.3	—	12.3	5.8%	4.2	2.0%	11.2	91.1%
Commercial Products	218.0	27.5	—	27.5	12.6%	196.3	23.5	—	23.5	12.0%	21.7	11.1%	4.0	17.0%
Baby & Parenting	181.5	8.2	2.4	10.6	5.8%	194.2	23.9	0.8	24.7	12.7%	(12.7)	(6.5)%	(14.1)	(57.1)%
Restructuring Costs	—	(19.7)	19.7	—		—	(31.3)	31.3	—		—		—
Corporate	—	(34.1)	12.0	(22.1)		—	(24.9)	5.7	(19.2)		—		(2.9)	(15.1)%
Total	$1,484.5	$173.2	$39.7	$212.9	14.3%	$1,466.1	$178.5	$38.1	$216.6	14.8%	$18.4	1.3%	$(3.7)	(1.7)%

	2014					2013
		Reconciliation (1,2,3,4,5)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q4:
Writing	$418.2	$103.1	$0.1	$103.2	24.7%	$418.4	$92.3	$—	$92.3	22.1%	$(0.2)	—%	$10.9	11.8%
Home Solutions	458.6	59.6	1.1	60.7	13.2%	414.0	57.4	—	57.4	13.9%	44.6	10.8%	3.3	5.7%
Tools	227.3	21.2	0.3	21.5	9.5%	220.7	19.0	—	19.0	8.6%	6.6	3.0%	2.5	13.2%
Commercial Products	213.0	23.8	0.4	24.2	11.4%	202.9	15.5	—	15.5	7.6%	10.1	5.0%	8.7	56.1%
Baby & Parenting	208.9	14.8	2.5	17.3	8.3%	209.3	19.6	—	19.6	9.4%	(0.4)	(0.2)%	(2.3)	(11.7)%
Restructuring Costs	—	(9.6)	9.6	—		—	(12.6)	12.6	—		—		—
Corporate	—	(99.4)	77.1	(22.3)		—	(33.8)	9.4	(24.4)		—		2.1	8.6%
Total	$1,526.0	$113.5	$91.1	$204.6	13.4%	$1,465.3	$157.4	$22.0	$179.4	12.2%	$60.7	4.1%	$25.2	14.0%

	2014					2013
		Reconciliation (1,2,3,4,5)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
FY:
Writing	$1,708.9	$416.6	$5.2	$421.8	24.7%	$1,653.6	$382.2	$0.3	$382.5	23.1%	$55.3	3.3%	$39.3	10.3%
Home Solutions	1,575.4	196.0	4.2	200.2	12.7%	1,560.3	213.1	—	213.1	13.7%	15.1	1.0%	(12.9)	(6.1)%
Tools	852.2	94.6	1.7	96.3	11.3%	817.9	68.3	—	68.3	8.4%	34.3	4.2%	28.0	41.0%
Commercial Products	837.1	101.3	0.4	101.7	12.1%	785.9	82.5	—	82.5	10.5%	51.2	6.5%	19.2	23.3%
Baby & Parenting	753.4	40.6	16.3	56.9	7.6%	789.3	91.2	0.8	92.0	11.7%	(35.9)	(4.5)%	(35.1)	(38.2)%
Restructuring Costs	—	(52.8)	52.8	—		—	(110.3)	110.3	—		—		—
Corporate	—	(191.6)	107.3	(84.3)		—	(111.9)	23.8	(88.1)		—		3.8	4.3%
Total	$5,727.0	$604.7	$187.9	$792.6	13.8%	$5,607.0	$615.1	$135.2	$750.3	13.4%	$120.0	2.1%	$42.3	5.6%

(1) Excluded items consist of organizational change implementation, restructuring-related, and restructuring costs. Restructuring costs of $52.8 million and organizational change implementation and restructuring-related costs of $33.8 million incurred during 2014 relate to Project Renewal. Excluded items for 2014 also include $10.2 million of advisory costs for process transformation and optimization. For 2013, restructuring costs of $110.3 million and organizational change implementation and restructuring-related costs of $24.9 million relate to Project Renewal.

(2) Baby & Parenting normalized operating income for 2014 excludes charges of $15.0 million relating to the Graco product recall.

(3) Writing normalized operating income for 2014 excludes charges of $5.2 million associated with Venezuelan inventory resulting from changes in the exchange rate for the Venezuelan Bolivar.

(4) Home Solutions normalized operating income for 2014 excludes $4.2 million of acquisition and integration charges associated with the acquisitions of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized income for 2014 excludes $1.3 million of costs associated with the acquisition of Baby Jogger.

(5) Normalized operating income for 2014 excludes a $65.4 million settlement charge associated with the settlement of U.S. pension liabilities for certain participants with plan assets.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended December 31, 2014
	GAAP Measure									Non-GAAP Measure
		Product recall	Restructuring and restructuring-related	Inventory charge from the devaluation of the Venezuelan	Advisory costs for process transformation and optimiz-	Acquisition and integration	Pension settlement	Loss on extinguishment	Discontinued operations		Percentage
	Reported	costs (1)	costs (2)	Bolivar (3)	ation (4)	costs (5)	charge (6)	of debt (7)	(8)	Normalized*	of Sales

Cost of products sold	$951.9	$(0.7)	$(0.5)	$(0.1)	$—	$—	$—	$—	$—	$950.6	62.3%
Gross margin	$574.1	$0.7	$0.5	$0.1	$—	$—	$—	$—	$—	$575.4	37.7%
Selling, general & administrative expenses	$385.6	$(0.5)	$(7.6)	$—	$(4.3)	$(2.4)	$—	$—	$—	$370.8	24.3%
Operating income	$113.5	$1.2	$17.7	$0.1	$4.3	$2.4	$65.4	$—	$—	$204.6	13.4%
Nonoperating expenses	$53.8	$—	$—	$—	$—	$—	$—	$(33.2)	$—	$20.6
Income before income taxes	$59.7	$1.2	$17.7	$0.1	$4.3	$2.4	$65.4	$33.2	$—	$184.0
Income taxes (9)	$10.4	$0.4	$0.9	$(0.9)	$1.6	$0.9	$23.5	$11.9	$—	$48.7
Net income from continuing operations	$49.3	$0.8	$16.8	$1.0	$2.7	$1.5	$41.9	$21.3	$—	$135.3
Net income	$52.0	$0.8	$16.8	$1.0	$2.7	$1.5	$41.9	$21.3	$(2.7)	$135.3
Diluted earnings per share**	$0.19	$—	$0.06	$—	$0.01	$0.01	$0.15	$0.08	$(0.01)	$0.49

	Three Months Ended December 31, 2013
	GAAP Measure	Restructuring and		Non-GAAP Measure
		restructuring-related	Discontinued		Percentage
	Reported	costs (2)	operations (8)	Normalized*	of Sales

Selling, general & administrative expenses	$371.7	$(9.4)	$—	$362.3	24.7%
Operating income	$157.4	$22.0	$—	$179.4	12.2%
Income before income taxes	$141.8	$22.0	$—	$163.8
Income taxes (9)	$25.5	$5.8	$—	$31.3
Net income from continuing operations	$116.3	$16.2	$—	$132.5
Net income	$117.3	$16.2	$(1.0)	$132.5
Diluted earnings per share**	$0.41	$0.06	$—	$0.46
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the three months ended December 31, 2014, the Company recognized $1.2 million of costs associated with the Graco product recall.

(2) Restructuring and restructuring-related costs during the three months ended December 31, 2014 include $9.6 million of restructuring costs and $8.1 million of organizational change implementation and restructuring-related costs incurred in connection with Project Renewal. Restructuring and restructuring-related costs during the three months ended December 31, 2013 include $12.6 million of restructuring costs and $9.4 million of organizational change implementation and restructuring-related costs incurred in connection with Project Renewal.

(3) During the three months ended December 31, 2014, the Company recognized an increase of $0.1 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(4) During the three months ended December 31, 2014, the Company recognized $4.3 million of advisory costs for process transformation and optimization initiatives.

(5) During the three months ended December 31, 2014, the Company recognized $2.4 million of costs associated with the acquisition and integration of bubba brands and Baby Jogger.

(6) During the three months ended December 31, 2014, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in a $65.4 million non-cash settlement charge.

(7) During the three months ended December 31, 2014, the Company repaid all outstanding 2015 and 2019 medium-term notes and repaid a portion of the 2020 medium-term notes which resulted in a $33.2 million loss on extinguishment of debt.

(8) During the three months ended December 31, 2014 and 2013, the Company recognized net income of $2.7 million and $1.0 million in discontinued operations, respectively, primarily associated with Endicia and certain Culinary businesses.

(9) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Year Ended December 31, 2014
	GAAP Measure			Charge resulting from the	Inventory charge from the	Advisory costs for process						Non-GAAP Measure
		Product recall	Restructuring and restructuring-related	devaluation of the Venezuelan	devaluation of the Venezuelan	transformation and optimiz-	Acquisition and integration	Pension settlement	Loss on extinguishment	Discontinued operations	Non-recurring		Percentage
	Reported	costs (1)	costs (2)	Bolivar (3)	Bolivar (4)	ation (5)	costs (6)	costs (7)	of debt (8)	(9)	tax items (10)	Normalized*	of Sales

Cost of products sold	$3,523.6	$(12.0)	$(2.1)	$—	$(5.2)	$—	$—	$—	$—	$—	$—	$3,504.3	61.2%
Gross margin	$2,203.4	$12.0	$2.1	$—	$5.2	$—	$—	$—	$—	$—	$—	$2,222.7	38.8%
Selling, general & administrative expenses	$1,480.5	$(3.0)	$(31.7)	$—	$—	$(10.2)	$(5.5)	$—	$—	$—	$—	$1,430.1	25.0%
Operating income	$604.7	$15.0	$86.6	$—	$5.2	$10.2	$5.5	$65.4	$—	$—	$—	$792.6	13.8%
Nonoperating expenses	$142.6	$—	$—	$(45.6)	$—	$—	$—	$—	$(33.2)	$—	$—	$63.8
Income before income taxes	$462.1	$15.0	$86.6	$45.6	$5.2	$10.2	$5.5	$65.4	$33.2	$—	$—	$728.8
Income taxes (11)	$89.1	$5.5	$18.1	$13.6	$0.4	$3.8	$1.8	$23.5	$11.9	$—	$3.3	$171.0
Net income from continuing operations	$373.0	$9.5	$68.5	$32.0	$4.8	$6.4	$3.7	$41.9	$21.3	$—	$(3.3)	$557.8
Net income	$377.8	$9.5	$68.5	$32.0	$4.8	$6.4	$3.7	$41.9	$21.3	$(4.8)	$(3.3)	$557.8
Diluted earnings per share**	$1.35	$0.03	$0.25	$0.11	$0.02	$0.02	$0.01	$0.15	$0.08	$(0.02)	$(0.01)	$2.00

	Year Ended December 31, 2013
	GAAP Measure		Charge resulting from the			Non-GAAP Measure
		Restructuring and restructuring-related	devaluation of the Venezuelan	Discontinued	Non-recurring		Percentage
	Reported	costs (2)	Bolivar (3)	operations (9)	tax items (10)	Normalized*	of Sales

Cost of products sold	$3,482.1	$(1.1)	$—	$—	$—	$3,481.0	62.1%
Gross margin	$2,124.9	$1.1	$—	$—	$—	$2,126.0	37.9%
Selling, general & administrative expenses	$1,399.5	$(23.8)	$—	$—	$—	$1,375.7	24.5%
Operating income	$615.1	$135.2	$—	$—	$—	$750.3	13.4%
Nonoperating expenses	$78.8	$—	$(11.1)	$—	$—	$67.7
Income before income taxes	$536.3	$135.2	$11.1	$—	$—	$682.6
Income taxes (11)	$120.0	$20.0	$4.1	$—	$7.9	$152.0
Net income from continuing operations	$416.3	$115.2	$7.0	$—	$(7.9)	$530.6
Net income	$474.6	$115.2	$7.0	$(58.3)	$(7.9)	$530.6
Diluted earnings per share**	$1.63	$0.39	$0.02	$(0.20)	$(0.03)	$1.82
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the year ended December 31, 2014, the Company recognized $15.0 million of costs associated with the Graco product recall.

(2) Restructuring and restructuring-related costs during the year ended December 31, 2014 include $52.8 million of restructuring costs and $33.8 million of organizational change implementation and restructuring-related costs incurred in connection with Project Renewal. Restructuring and restructuring-related costs during the year ended December 31, 2013 include $110.3 million of restructuring costs and $24.9 million of organizational change implementation and restructuring-related costs incurred in connection with Project Renewal.

(3) During the years ended December 31, 2014 and 2013, the Company recognized foreign exchange losses of $45.6 million and $11.1 million, respectively, resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(4) During the year ended December 31, 2014, the Company recognized an increase of $5.2 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(5) During the year ended December 31, 2014, the Company recognized $10.2 million of advisory costs for process transformation and optimization initiatives.

(6) During the year ended December 31, 2014, the Company recognized $5.5 million of costs associated with the acquisition and integration of Ignite Holdings, LLC, bubba brands and Baby Jogger.

(7) During the year ended December 31, 2014, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in a $65.4 million non-cash settlement charge.

(8) During the year ended December 31, 2014, the Company repaid all outstanding 2015 and 2019 medium-term notes and repaid a portion of the 2020 medium-term notes which resulted in a $33.2 million loss on extinguishment of debt.

(9) During the year ended December 31, 2014, the Company recognized net income, net of impairments, of $4.8 million in discontinued operations, which primarily represents the results of operations of Endicia and certain Culinary businesses. During the year ended December 31, 2013, the Company recognized net income of $58.3 million in discontinued operations, primarily relating to the operations, including impairments, of the Hardware, Teach, Endicia and certain Culinary businesses and a gain on the sale of the Hardware business.

(10) During the years ended December 31, 2014 and 2013, the Company recognized non-recurring income tax benefits of $3.3 million and $7.9 million, respectively, resulting from the resolution of various income tax contingencies and the expiration of various statutes of limitation.

(11) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.
Three Months Ended December 31, 2014
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)						Year-Over-Year Increase (Decrease)
			Increase			Increase	Less	Inc. (Dec.) Excl.	Currency	Excluding	Including	Currency		Core Sales
	2014	2013	(Decrease)	2014	2013	(Decrease)	Acquisitions	Acquisitions	Impact	Currency	Currency	Impact	Acquisitions	Growth (1)

Writing	$418.2	$418.4	$(0.2)	$443.6	$419.6	$24.0	$—	$24.0	$(24.2)	5.7%	—%	(5.7)%	—%	5.7%
Home Solutions	458.6	414.0	44.6	462.9	414.9	48.0	55.5	(7.5)	(3.4)	11.6%	10.8%	(0.8)%	13.4%	(1.8)%
Tools	227.3	220.7	6.6	239.4	222.8	16.6	—	16.6	(10.0)	7.5%	3.0%	(4.5)%	—%	7.5%
Commercial Products	213.0	202.9	10.1	216.5	202.9	13.6	—	13.6	(3.5)	6.7%	5.0%	(1.7)%	—%	6.7%
Baby & Parenting	208.9	209.3	(0.4)	215.2	209.4	5.8	4.4	1.4	(6.2)	2.8%	(0.2)%	(3.0)%	2.1%	0.7%

Total Company	$1,526.0	$1,465.3	$60.7	$1,577.6	$1,469.6	$108.0	$59.9	$48.1	$(47.3)	7.3%	4.1%	(3.2)%	4.1%	3.3%

Win Bigger Businesses Core Sales Growth (2)	$858.5	$842.0	$16.5	$899.5	$845.3	$54.2	$—	$54.2	$(37.7)	6.4%	2.0%	(4.4)%	—%	6.4%

By Geography

United States	$1,061.0	$972.6	$88.4	$1,061.0	$972.6	$88.4	$59.9	$28.5	$—	9.1%	9.1%	—%	6.2%	2.9%
Canada	75.4	80.9	(5.5)	82.4	82.3	0.1	—	0.1	(5.6)	0.1%	(6.8)%	(6.9)%	—%	0.1%
Total North America	1,136.4	1,053.5	82.9	1,143.4	1,054.9	88.5	59.9	28.6	(5.6)	8.4%	7.9%	(0.5)%	5.7%	2.7%

Europe, Middle East and Africa	175.2	187.5	(12.3)	188.7	182.8	5.9	—	5.9	(18.2)	3.2%	(6.6)%	(9.8)%	—%	3.2%
Latin America	99.1	110.9	(11.8)	119.5	115.5	4.0	—	4.0	(15.8)	3.5%	(10.6)%	(14.1)%	—%	3.5%
Asia Pacific	115.3	113.4	1.9	126.0	116.4	9.6	—	9.6	(7.7)	8.2%	1.7%	(6.5)%	—%	8.2%
Total International	389.6	411.8	(22.2)	434.2	414.7	19.5	—	19.5	(41.7)	4.7%	(5.4)%	(10.1)%	—%	4.7%

Total Company	$1,526.0	$1,465.3	$60.7	$1,577.6	$1,469.6	$108.0	$59.9	$48.1	$(47.3)	7.3%	4.1%	(3.2)%	4.1%	3.3%

Core Sales Growth, Adjusted
			Total
			Company	Latin
	Writing (3)	Tools (4)	(3), (4)	America (3)
Core sales increase	$24.0	$16.6	$48.1	$4.0
Impact of SAP pullforward (3)	15.0	—	15.0	15.0
Impact of distribution center transition (4)	—	(5.6)	(5.6)	—
Adjusted core sales increase	$39.0	$11.0	$57.5	$19.0
2013 Core Sales	$419.6	$222.8	$1,469.6	$115.5
Core Sales Growth, Adjusted	9.3%	4.9%	3.9%	16.5%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency and acquisitions.

(2) Win Bigger businesses include Writing, Tools, and Commercial Products segments.

(3) In contemplation of the Mexico and Venezuela SAP conversion in October 2014, the Company communicated with key customers about their interest in accelerating orders to mitigate the risk of potential business disruption. The Company estimated the impact of the timing shift related to the Mexico and Venezuela SAP conversion by tracking orders from customers that accelerated their normal order patterns as a result of the Company's communications.

(4) The Company experienced shipping delays in the third quarter of 2014 due to a distribution center transition in its Tools segment. The Company estimates approximately $5.6 million of fourth quarter 2014 shipments were attributable to the increased order backlog due to these delays.

Newell Rubbermaid Inc.
Year Ended December 31, 2014
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)						Year-Over-Year Increase (Decrease)
			Increase			Increase	Less	Inc. (Dec.) Excl.	Currency	Excluding	Including	Currency		Core Sales
	2014	2013	(Decrease)	2014	2013	(Decrease)	Acquisitions	Acquisitions	Impact	Currency	Currency	Impact	Acquisitions	Growth (1)

Writing	$1,708.9	$1,653.6	$55.3	$1,785.4	$1,656.1	$129.3	$—	$129.3	$(74.0)	7.8%	3.3%	(4.5)%	—%	7.8%
Home Solutions	1,575.4	1,560.3	15.1	1,586.4	1,561.0	25.4	64.5	(39.1)	(10.3)	1.6%	1.0%	(0.6)%	4.1%	(2.5)%
Tools	852.2	817.9	34.3	871.4	820.1	51.3	—	51.3	(17.0)	6.3%	4.2%	(2.1)%	—%	6.3%
Commercial Products	837.1	785.9	51.2	842.7	786.4	56.3	—	56.3	(5.1)	7.2%	6.5%	(0.7)%	—%	7.2%
Baby & Parenting	753.4	789.3	(35.9)	762.6	789.6	(27.0)	4.4	(31.4)	(8.9)	(3.4)%	(4.5)%	(1.1)%	0.6%	(4.0)%

Total Company	$5,727.0	$5,607.0	$120.0	$5,848.5	$5,613.2	$235.3	$68.9	$166.4	$(115.3)	4.2%	2.1%	(2.1)%	1.2%	3.0%

Win Bigger Businesses Core Sales Growth (2)	$3,398.2	$3,257.4	$140.8	$3,499.5	$3,262.6	$236.9	$—	$236.9	$(96.1)	7.3%	4.3%	(3.0)%	—%	7.3%

By Geography

United States	$3,945.1	$3,783.3	$161.8	$3,945.1	$3,783.3	$161.8	$68.9	$92.9	$—	4.3%	4.3%	—%	1.8%	2.5%
Canada	284.3	310.9	(26.6)	303.2	311.8	(8.6)	—	(8.6)	(18.0)	(2.8)%	(8.6)%	(5.8)%	—%	(2.8)%
Total North America	4,229.4	4,094.2	135.2	4,248.3	4,095.1	153.2	68.9	84.3	(18.0)	3.7%	3.3%	(0.4)%	1.7%	2.1%

Europe, Middle East and Africa	683.5	698.2	(14.7)	689.7	698.8	(9.1)	—	(9.1)	(5.6)	(1.3)%	(2.1)%	(0.8)%	—%	(1.3)%
Latin America	409.9	392.6	17.3	485.5	395.9	89.6	—	89.6	(72.3)	22.6%	4.4%	(18.2)%	—%	22.6%
Asia Pacific	404.2	422.0	(17.8)	425.0	423.4	1.6	—	1.6	(19.4)	0.4%	(4.2)%	(4.6)%	—%	0.4%
Total International	1,497.6	1,512.8	(15.2)	1,600.2	1,518.1	82.1	—	82.1	(97.3)	5.4%	(1.0)%	(6.4)%	—%	5.4%

Total Company	$5,727.0	$5,607.0	$120.0	$5,848.5	$5,613.2	$235.3	$68.9	$166.4	$(115.3)	4.2%	2.1%	(2.1)%	1.2%	3.0%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency and acquisitions.

(2) Win Bigger businesses include Writing, Tools, and Commercial Products segments.